Exhibit 8.01

MILLING BENSON WOODWARD L.L.P. ATTORNEYS AT LAW | WWW.MILLINGLAW.COM	Hilton S. Bell A Professional Law Corporation Board Certified Tax Specialist (504) 569-7290 hbell@millinglawcorn

March 29, 2010

Pebble U.S. Market Fund, L.L.C.
3500 N. Causeway Blvd., Suite 160
Metairie, Louisiana 70002

$100,000,000
SERIES A UNITS OF
PEBBLE U.S. MARKET FUND, L.L.C.

Ladies and Gentlemen:

We have acted as legal counsel to Pebble U.S. Market Fund, L.L.C., a Louisiana limited liability company (the "Company"), in connection with its offering of Series A Units. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-1 dated October 8, 2009, and all amendments thereto, related to that offering (the "Registration Statement").

You have requested our opinion as to matters of federal tax law that are described in the Registration Statement. We are assuming that the offering will be consummated and that the operations of the limited liability company will be conducted in a manner consistent with that described in the Registration Statement. We have examined the Registration Statement, the Articles of Organization, the Form of Operating Agreement attached as Exhibit A to the Registration Statement, and such other documents as we have deemed necessary to render the opinion expressed below.

Based on the foregoing, all statements as to matter of law and legal conclusions contained in the Registration Statement under the heading "Federal Income Tax Aspects" constitute our opinion unless otherwise noted. That section of the Registration Statement is a general description of the principal federal income tax consequences that are expected to arise from the ownership and disposition of units, insofar as it relates to matters of law and legal conclusions, which addresses material federal income tax consequences to prospective unitholders relating to the ownership and disposition of the units.

Our opinion extends only to matters of law and does not extend to matters of fact. With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates, or nonresident aliens.

MILLING BENSON WOODWARD L.L.P.

March 29, 2010

An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. This opinion is in no way biding on the Internal Revenue Service or on any court of law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Very truly yours, Milling Benson Woodward L.L.P. By: /s/ Hilton S. Bell Hilton S. Bell